AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

RULES 30e-3 and 498A

This Amendment (the “Amendment”) is entered into as of October 17, 2022 (the “Effective Date”), by and among Transamerica Life Insurance Company (the “Life Company”), on its own behalf and on behalf of each separate account of the Life Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), AIM Variable Insurance Funds (Invesco Variable Insurance Funds) (the “Fund”), and Transamerica Capital, Inc. (the “Underwriter”) (collectively, the “Parties”).

RECITALS

WHEREAS, Transamerica Advisors Life Insurance Company (“TALIC”) was merged into the Company effective July 1, 2019;

WHEREAS, Transamerica Premier Life Insurance Company (“TPLIC”) was merged into the Company effective October 1, 2020;

WHEREAS, the Life Company entered into a participation agreement with the Fund and the Underwriter dated May 1, 1998; TALIC entered into a participation agreement with the Fund and the Underwriter dated December 18, 1996; TPLIC (as Peoples Benefit Life Insurance Company) entered into a participation agreement with the Fund and the Underwriter dated February 1, 2001; and TPLIC entered into a participation agreement with the Fund and the Underwriter dated April 30, 2001 (collectively, the “Participation Agreement”);

WHEREAS, pursuant to the Participation Agreement among the Parties, the Life Company invests in shares of certain of the portfolios of the Fund (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Life Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Life Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Life Company intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver Fund shareholder reports to Contract Owners, including hosting the website of certain fund material required by Rule 30e-3;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act [“Rule 498A”]) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Life Company intends to host said website; and

WHEREAS, the Life Company cannot host such website in compliance with Rules 30e-3 and 498A unless the Fund prepares and provides the Fund Documents that are specified in Rules 30e-3 and 498A.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Life Company, the Fund, and the Underwriter hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Fund Documents; Website Posting.

(a)	Fund Documents. The Fund is responsible for preparing and providing the following “Fund Documents,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios;

(iv)

Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (referred to in Rule 30e- 3 as the “Current” and “Prior” Report to Shareholders, together the “Shareholder Reports”);

(v)	Complete Portfolio Holdings from Shareholder Reports Containing a Summary Schedule of Investments; and

(vi)	Portfolio Holdings for Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”.

(b)	Deadline for Providing, and Current-ness of, Fund Documents.

(i)

The Fund shall provide the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Company, or its designee, on a timely basis to facilitate the required website posting, and provide updated versions as necessary, in order to facilitate a continuous offering of the Portfolio Company’s securities and the Variable Contracts; and

(ii)	The Fund shall provide the Shareholder Reports and Portfolio Holdings on a timely basis (to facilitate the required website posting).

(c)

Format of Fund Documents. The Fund shall provide the Fund Documents to the Life Company, or its designee, in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)	Are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraphs (b)(3) of Rule 30e-3 and paragraph (h)(2)(i) of Rule 498A);

(ii)

Permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such a document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and

(iii)

Permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(d)

Website Hosting. The Life Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Fund fulfill their obligations under this Amendment. The Life Company may engage a third party to host and maintain the website as specified above.

(e)	Use of Summary Prospectuses.

(i)

The Life Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii)	The Fund shall ensure that a Summary Prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

2.

Content of Fund Documents. The Fund shall be responsible for the content and substance of the Fund Documents as provided to the Life Company, including, but not limited to, the accuracy and completeness of the Fund Documents. Without limiting the generality of the foregoing in any manner, the Fund and the Underwriter shall be responsible for ensuring that the Fund Documents as provided to the Life Company:

(a)	Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b)

Do not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.	Provision of Fund Documents for Paper Delivery. The Fund shall:

(a)

As the Life Company may reasonably request from time to time, provide the Life Company with sufficient paper copies of the then current Fund Documents, so that the Life Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A). Such Life Company requests shall be fulfilled reasonably promptly, but in no event more than 3 business days after the request from the Life Company is received by the Fund.

(b)

Alternatively, if requested by the Life Company in lieu thereof, the Fund or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Fund Documents as set in type, or at the request of the Life Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution;

4.

Portfolio Expense and Performance Data. The Fund shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Life Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, the Fund shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Life Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Life Company), but in no event later than 10 calendar days after the close of each Portfolio’s fiscal year:

(a)

The gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 16 to Item 4 of Form N-4, and (ii) Instruction 4(a) to Item 4 of Form N-6);

(b)

The net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4, (ii) Instruction 4 to Item 17 of Form N-4, (iii) Instruction 4(b) to Item 4 of Form N-6, and (iv) Instruction 4 to Item 18 of Form N-6), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Fund); and

(c)

The “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and in accordance with (i) Instruction 7 to Item 17 of Form N-4, and (ii) Instruction 7 to Item 18 of Form N-6).

5.	Construction of this Amendment; Participation Agreement.

(a)

This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b)

To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights, and obligations of the Parties under and pursuant to this Amendment.

6.	Termination. This Amendment shall terminate upon the earlier of:

(a)	Termination of the Participation Agreement; or

(b)	60 days written notice from any Party to the other Parties.

7.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

8.	Joint and Several Liability. The responsibilities, obligations, duties, and liabilities of the Fund and Underwriter under this Amendment shall be joint and several.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Life Company:

TRANSAMERICA LIFE INSURANCE COMPANY

By: /s/ Liza Tyler

Name: Liza Tyler

Title: Vice President

The Funds:

AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)

By: /s/ Jeff Kupor

Name: Jeff Kupor

Title: Senior Vice President, Secretary and Chief Legal Officer

The Underwriter:

TRANSAMERICA CAPITAL, INC.

By: /s/ Nicole Filingeri

Name: Nicole Filingeri

Title: Vice President